SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8 - K

                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest event reported): November 15, 2004


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


           Delaware                    0-20549              62-1681831
-------------------------------      ------------       -------------------
(State or other jurisdiction of      (Commission         (I.R.S. Employer
 incorporation or organization)      File Number)       Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

                       China Premium Food Corporation
---------------------------------------------------------------------------
        (Former name or former address if changed since last report)

Item 7.01 Regulation FD Disclosure

Public Conference Call
----------------------

      On November15, 2004, the Company conducted a public conference call to announce and discuss the results contained in its Form 10-QSB filed on that date for the period ended September 30, 2004,. The following matters were discussed at that conference call:

      The Company reported total revenue of $825,430, with a gross margin of $196,683, for the quarter ended September 30, 2004, compared to total revenue of $334,537, with a gross margin of $281,064, for the same period in 2003. The Company reported that General and Administrative expenses decreased and are expected to


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continue that trend in the future.  The Company reported that revenues would have been higher by approximately $134,000, if a third quarter order
had been shipped only several days earlier in that quarter.   In addition,
the Company reported that contra-revenues, which decrease the reported revenue of the Company, should decrease resulting in higher reported revenues as its product lines mature.

      The Company reported on the status of the launch of its new lines of flavored milk products, including its new Masterfoods, Starburst, Milky Way and 3-Musketeers line, Slim Slammers, a vitamin fortified 1%, no added sugar flavored milk product with 1/2 calories and 1/2 carbohydrates, Pro Slammers(tm), a protein fortified flavored "Extreme Sports" branded milkshake, and Moon Pie.

      The Company reported disappointing sales in 7-11, which were challenged by two factors: immediate consumption demographics and chilled distribution channel all dairy/brand competitors. Demographic factors in C-Stores question the appropriateness of the Company's Marvel line in that sales venue. The Company reported that the C-Store sales issue will be resolved with the introduction of new products, including the Masterfoods brands, which are packaged in a shelf stable bottle that does not require refrigeration, and are more appropriate for C-Store demographics. Avoiding the cold chain in distribution eliminates the built in conflict of using local dairy processors, who produce competitive products to distribute the Company's flavored milk lines.

      Moving forward, the Company reported that 7-11 has authorized Slim Slammers, Pro Slammers and Starburst Slammers on a national basis. In addition, Wal-Mart has commenced regional testing with a demo program starting Dec. 4th. The Company anticipates that sales will grow dramatically with both accounts in spite of disappointing early results of Marvel Ultimate Slammers in those channels.

      In contrast to C-Stores third quarter sales, the Company reported a 63%sales increase in the retail grocery sector, from 33,419 cases in the second quarter to 54,479 cases in the third quarter. To date, fourth quarter sales in this sector amount to 21,408 cases, with increased traction for the Company's Pro Slammers and Slim Slammers lines.

      The Company reported the importance of the new Masterfoods, Starburst, Milky Way and 3-Musketeer lines in terms of trade channels, distribution and brand objective.

      With respect to trade channels, these lines allow for product positioning with a unique demographic profile of each Mars brand, combined with an iconic awareness of products and clear food appeal.

      The shelf stable technology represents breakthrough state of the art processing and packaging, with significant warehouse distribution and ambient direct store delivery opportunities. Ambient distribution eliminates the need for cold storage and cold chain distribution and allows the Company to sidestep current cold-chain distributors-the competition. This technology gives the Company the opportunity to truly exploit the immediate-consumption channel, which is critical for the beverage industry.


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      Finally the Masterfoods line supports the Slammers brand objective to promote and sell milk as a beverage, utilizing the new Mars brands as dairy based beverages branded with demographic profiling, including: 3-Musketeers, a guilt free indulgence; Starburst-juice milk smoothie, with its "Isn't life Juicy" approach; and Milky Way, one of Life's Simple Pleasures. These new Slammers Mars brands cover the entire demographic landscape for the immediate consumption beverage consumer.

      Going forward, the Company reported the initial penetration of Slim Slammers in the Northeast and in Southern California to be encouraging, with an easy acceptance of the Mars line by buyers for both the retail and C-Store segments. The Company reiterated its prior announcement of a contract with TNT Marketing, the best-known broker for C-Stores in the country. In addition, the company reported on the success of its participation in the national Action Sports Associates High School Tour, which is into its fifth week. In this tour, the company is focusing on its Pro Slammers line, which is a protein-fortified milk product, as well as the Slim Slammers and Marvel lines. The Company reported "clear promotional excitement" surrounding the Company's participation in this tour.

      Finally, the Company offered guidance on anticipated revenues in the fourth quarter '04 in the $1.5 million range, the first quarter '05 in the $2 million to $2.2 million range, with the launch of the Starburst line, and the second quarter '05 in the $3 million range as market penetration continues. The Company anticipates cash flow break even in the third quarter '05.

                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.


Date: November 16, 2004                By:  /s/ Roy D. Toulan, Jr.
                                            -------------------------------
                                            Roy D. Toulan, Jr.
                                            Vice President, General Counsel


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